Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

 PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 2nd Quarter 2010 Earnings

East Syracuse, New York, July 29, 2010, – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: BFED), the holding company for Beacon Federal, announced today net income increased $790,000 to $1.5 million, or $0.24 per basic and diluted share, for the quarter ended June 30, 2010, from $694,000, or $0.11 per basic and diluted share for the quarter ended June 30, 2009.

For the six months ended June 30, 2010, net income increased $1.7 million to $2.8 million, or $0.45 per basic and diluted share, from $1.1 million, or $0.17 per basic and diluted share, for the same period in the prior year.

Ross J. Prossner, President and CEO of the Company said, “We are very pleased to deliver strong results for the second quarter and first half of 2010.  Our commitment to asset quality and conservative growth has served us well as we navigate through this challenging economic climate.”

Prossner added, “Earlier this month, we moved our Chelmsford, MA operations into a new facility more suitable for future growth and to better serve our current customer base.  Along with the new space, we added a loan officer position to further our credit opportunities in the area.  We anticipate that the Chelmsford transition will prove as successful as the opening of our corporate headquarters and branch in East Syracuse, NY one year ago.”

The financial highlights for the quarter ended June 30, 2010 were as follows:

◆	Net interest income increased by 11.4%, to $7.7 million, compared to $6.9 million for the same period a year ago.

◆	Net interest margin increased to 2.99%, compared to 2.77% for the quarter ended June 30, 2009.

◆	Cost of funds decreased to their lowest historical level at 2.52%, compared to 3.00% for the same period a year ago.

◆	Tangible book value per share grew by 14.0% to $16.31 at June 30, 2010, compared to $14.31 at June 30, 2009.

◆	Provision for loan losses decreased by $400,000, or 21.1%, when compared to the same period a year ago.

◆	On June 23, 2010, a cash dividend was paid of $.05 per common share.

Second quarter net interest income grew to $7.7 million, an increase of 11.4% above net interest income for the second quarter 2009, driven by reduced deposit prices resulting in a 48 basis point decrease in the total cost of funds.  The yield on interest-earning assets declined by 21 basis points.

The current quarter’s provision for loan losses was $1.5 million, which was a decrease of $400,000 compared with the second quarter of 2009 and a decrease of $280,000 compared with the first quarter of 2010.  The decrease in the provision for loan losses resulted primarily from stability within the loan portfolio.  Net loan charge-offs during the current quarter were $580,000 ($344,000 of which related to a loan specifically reserved for in prior periods), compared to $207,000 during the second quarter of 2009 and $263,000 during the first quarter of 2010.  Annualized net charge-offs to average loans outstanding for the current quarter was 0.28%, compared to 0.10% for the second quarter of 2009 and 0.13% for the first quarter of 2010.  Annualized net charge-offs remain within the Company’s expectations.

The allowance for loan losses was $18.1 million at June 30, 2010, compared with $14.3 million at June 30, 2009 and $17.1 million at March 31, 2010.  The ratio of the allowance for loan losses to total loans was 2.18% at June 30, 2010, compared with 1.76% at June 30, 2009 and 2.07% at March 31, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 117.88% at June 30, 2010, compared with 104.98% at June 30, 2009 and 106.58% at March 31, 2010.

Noninterest income increased by 57.5%, or $469,000, to $1.3 million for the three months ended June 30, 2010 from $815,000 for the three months ended June 30, 2009.  Noninterest income increased primarily due to smaller other-than-temporary-impairment losses on debt securities of $125,000 incurred during the current quarter compared to $538,000 in the prior year second quarter.

Noninterest expense increased 7.7% to $5.1 million for the quarter ended June 30, 2010 from $4.8 million for the quarter ended June 30, 2009.  The increase was due primarily to a $421,000 increase in salaries and employee benefits, a $225,000 increase in occupancy and equipment and a $203,000 increase in other expense, partially offset by a $548,000 decrease in FDIC premium expense.

Total assets increased $4.9 million to $1.07 billion at June 30, 2010.  The increase was primarily the result of a $9.0 million increase in cash and due from financial institutions partially offset by $2.2 million decrease in net loans and $2.0 million in maturities of investments held to maturity.  Equity increased $5.1 million to $106.3 million at June 30, 2010 from $101.3 million at December 31, 2009.  The increase reflected $2.8 million of net income and a $2.3 million decrease in net unrealized holding losses on investments for the quarter.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights
	At	At
	June 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,071,773	$1,066,897
Cash and cash equivalents	22,003	12,993
Securities available for sale	167,633	167,238
Securities held to maturity	12,564	14,561
Loans, net	813,846	816,061
Federal Home Loan Bank of New York stock	11,297	11,487
Deposits	694,736	693,297
FHLB advances	188,902	191,094
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	106,328	101,259

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,504	$13,653	$27,255	$27,465
Interest expense	5,771	6,710	11,789	13,794
Net interest income	7,733	6,943	15,466	13,671
Provision for loan losses	1,500	1,900	3,280	4,470
Net interest income after
provision for loan losses	6,233	5,043	12,186	9,201
Noninterest income	1,284	815	2,401	1,615
Noninterest expense	5,127	4,762	10,140	9,053
Income before income taxes	2,390	1,096	4,447	1,763
Income tax expense	906	402	1,669	633
Net income	$1,484	$694	$2,778	$1,130
Basic and diluted earnings per share	$0.24	$0.11	$0.45	$0.17

Asset Quality Ratios:
Nonperforming loans to total loans	1.85%	1.67%	1.85%	1.67%
Nonperforming assets to total assets	1.50%	1.31%	1.50%	1.31%
Annualized net charge-offs to average loans
outstanding	0.28%	0.10%	0.20%	0.19%
Allowance for loan losses to non-
performing loans at end of period	117.88%	104.98%	117.88%	104.98%
Allowance for loan losses to total loans
at end of period	2.18%	1.76%	2.18%	1.76%